EXHIBIT 10.1

AGREEMENT

THIS AGREEMENT dated as of December 24, 2018 is by and among Phillip Frost, M.D. (“Frost”) and Frost Nevada Investments Trust (together with Frost, the “Sellers”) and Ladenburg Thalmann Financial Services Inc., a Florida corporation (“Ladenburg”).

RECITALS:

WHEREAS, the Sellers desires to sell an aggregate of 50,900,000 shares (the “Shares”) of the common stock, par value $0.0001 per share (the “Common Stock”), of Ladenburg as set forth on Exhibit A hereto;

WHEREAS, Frost was granted options to purchase 3,610,000 shares of Ladenburg’s Common Stock, as set forth on Exhibit B hereto, and such options remain unexercised as of the date of this Agreement (each, a “Stock Option” and collectively, the “Stock Options”), and Frost desires to dispose of the Stock Options to Ladenburg and receive consideration for the Stock Options as contemplated hereby;

WHEREAS, the board of directors of Ladenburg (the “Board of Directors”) has determined that it is in the best interest of Ladenburg to acquire the Shares from the Sellers, and to acquire and cancel the Stock Options from Frost, in each case, such that the Sellers’ and their affiliates resulting beneficial ownership of voting securities is below five percent (5%) of Ladenburg’s issued and outstanding voting securities in the aggregate;

WHEREAS, the Board of Directors has determined in good faith that the repurchase of the Shares in exchange for the consideration contemplated hereby is not prohibited by Section 607.06401 of the Florida Business Corporation Act and that after giving effect to the repurchase of the Shares, Ladenburg would be able to pay its debts as they become due in the usual course of business and Ladenburg’s total assets would be greater than the sum of its total liabilities plus the amounts that would be needed, if Ladenburg were to be dissolved at the time of the repurchase, to satisfy the preferential rights upon distribution of shareholders whose preferential rights are superior to the holders of Ladenburg’s Common Stock, in each case, on the basis of its good faith determination of the fair market value thereof;

WHEREAS, the Board of Directors has determined that it is in the best interest of Ladenburg to acquire the Shares and the Stock Options in exchange for the consideration set forth herein and on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of and subject to the mutual agreements, terms and conditions herein contained, Ladenburg and the Sellers hereby agree as follows:

1. Exchange of the Shares. Simultaneously with the execution of this Agreement (the “Closing”), Ladenburg shall purchase from each of the Sellers the number of Shares set forth on Exhibit A hereto and the Sellers shall sell, assign, transfer and deliver to Ladenburg, the Shares at a purchase price per Share equal to $2.50 per Share (in the aggregate, the “Shares Purchase Price”), payable in cash and principal amount of Ladenburg’s newly-issued 7.25% Senior Notes due 2028, the form of which is attached hereto as Exhibit C (the “Notes”) with the amounts and allocation of the components of the Shares Purchase Price between each of the Sellers as set forth on Exhibit A.

2. Cancellation of the Stock Options. At the Closing, Ladenburg shall cancel the Stock Options held by Frost, and Frost shall agree to forego any rights, title or interest in the Stock Options, in exchange for the aggregate consideration of $3,000,000 (the “Options Consideration” and together with the Shares Purchase Price, the “Consideration”), payable in cash. Upon delivery of the Options Consideration, the Stock Options shall hereby be cancelled and terminated and shall be of no further force and effect. Frost hereby irrevocably relinquishes any right, interest or claim that Frost may have had, may have or may acquire in the future with respect to the Stock Options. In consideration of Options Consideration, the sufficiency of which Frost hereby acknowledges, Frost releases Ladenburg and its subsidiaries and all of their past, present and future shareholders, directors, officers, employees, agents, divisions, parents, subsidiaries, related companies, affiliates and assigns, from any and all claims, charges, demands, suits, rights or causes of action, at law or equity or otherwise, which he may ever have had, has now or may ever have in the future or which his heirs, executors or assigns can or shall have, against any or all of them, whether known or unknown, up until the date hereof, on account of or arising out of the Stock Options or any agreements related to the Stock Options (other than the Agreement). Frost specifically waives the benefit of any statute or rule of law, which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by Frost to exist. Frost agrees to execute and/or cause to be delivered to Ladenburg such instruments and other documents, and shall take such other actions, as Ladenburg may reasonably request for the purpose of carrying out or evidencing the cancellation and termination of the Stock Options.

3. Closing. At the Closing, (a) the Sellers shall deliver (i) the Shares, in certificate form and/or via electronic delivery, together with appropriate stock powers duly executed (which may include an instruction to issue a replacement certificate for any certificate that represents more shares of Common Stock than are being transferred pursuant to this Agreement) or in the case of any Shares represented by book entry, with an appropriate instruction letter or DWAC instruction; and (ii) to the extent not previously delivered to Ladenburg, each Seller shall deliver executed copies of IRS Form W-9 certifying that such Seller is exempt from U.S. federal backup withholding tax and (b) Frost shall deliver any appropriate instruction letter or other acknowledgement regarding the Stock Options. Ladenburg shall (x) deliver the cash portion of the Share Purchase Price payable to the applicable Sellers by wire transfer to an account or accounts designated by the Sellers; (y) deliver the Options Consideration payable to Frost by wire transfer to an account or accounts designated by Frost; and (z) execute and deliver the Notes, to the applicable Sellers.

4. Representations of the Sellers. The Sellers hereby represent and warrant, jointly and not severally, to Ladenburg as follows:

(a) Capacity; Enforceability. This Agreement has been duly executed and delivered by each of the Sellers and, upon due execution by Ladenburg, will constitute the legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

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(b) Title to the Shares and Stock Options. Each Seller is the sole record and beneficial owner of, and has good and marketable title to, the Shares set forth on Exhibit A hereto, free and clear of all liens, security interests, charges, claims, restrictions and other encumbrances (“Encumbrances”), except for the restrictive legends that are marked on the Shares and except for transfer restrictions arising under securities laws. Frost is the sole beneficial owner of the Stock Options, free and clear of any Encumbrances, and as of the date hereof, all of the Stock Options are unexercised and unexpired and Frost has not delivered any form of notice of exercise with regard to such Stock Options. Upon delivery of the Shares to Ladenburg, Ladenburg will acquire the Shares free and clear of all liens, security interests, charges, claims, restrictions and other encumbrances, except for transfer restrictions arising under securities laws. The Sellers have not granted to any individual or entity, and no individual or entity has, any options or other rights to buy, or proxies or other rights to vote, or any other right with respect to, the Shares. No other individual or entity has any interest in the Shares of any nature. There is no litigation pending, or to the knowledge of Sellers, threatened, concerning the title to or ownership of the Shares or the Stock Options or the sale of the Shares by the applicable Sellers in exchange for cash and the issuance of the Notes by Ladenburg, the cancellation of the Stock Options in exchange for the Options Consideration and the other transactions contemplated by this Agreement (collectively, the “Transactions”).

(c) No Conflict. The execution and delivery of this Agreement and the performance by Sellers of their respective obligations hereunder and compliance by Sellers with all of the provisions hereof and the consummation of the Transactions (i) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any Encumbrance under, or give rise to any termination right under, any material contract to which such Seller is a party, (ii) for any Seller that is not a natural person, shall not result in any violation or breach of any provisions of the organizational documents of such Seller and (iii) shall not conflict with or result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, judgment, injunction, decree or other legal restraint, rule or regulation of any federal, state, local or foreign government or any court, administrative body, agency or commission or other governmental or quasi-governmental entity, authority or instrumentality, domestic or foreign, having competent jurisdiction over such Seller or such Seller’s properties or assets, except with respect to each of (i), (ii) and (iii), such conflicts, violations or defaults as would not be reasonably expected to have a material adverse effect on the ability of the Sellers to consummate the Transactions.

(d) No Broker or Finder. No person is entitled to any broker’s, finder’s or similar fees, commissions or expenses in connection with this Agreement or the Transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Sellers, nor is any person entitled to a commission or fee in connection with the solicitation of the exchange of the Shares contemplated hereby.

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5. Representations and Warranties of Ladenburg. Ladenburg hereby represents and warrants to the Sellers as follows:

(a) Capacity. Ladenburg is a corporation organized under the laws of the State of Florida and has the requisite power and authority to execute, deliver and perform this Agreement and the Notes.

(b) Enforceability. This Agreement and the Notes have been duly authorized by all necessary corporate action and executed and delivered by Ladenburg and, upon due execution by the Sellers, will constitute the legal, valid and binding obligations of Ladenburg, enforceable against Ladenburg in accordance with its terms, except to the extent that such enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c) No Conflict. The execution and delivery of this Agreement and the performance by Ladenburg of its obligations hereunder and compliance by Ladenburg with all of the provisions hereof and the consummation of the Transactions (i) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any Encumbrance under, or give rise to any termination right under, any material contract to which such Ladenburg is a party, (ii) shall not result in any violation or breach of any provisions of the organizational documents of Ladenburg and (iii) shall not conflict with or result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, judgment, injunction, decree or other legal restraint, rule or regulation of any federal, state, local or foreign government or any court, administrative body, agency or commission or other governmental or quasi-governmental entity, authority or instrumentality, domestic or foreign, having competent jurisdiction over Ladenburg or such Ladenburg’s properties or assets, except with respect to each of (i), (ii) and (iii), such conflicts, violations or defaults as would not be reasonably expected to have a material adverse effect on the ability of the Ladenburg to consummate the Transactions.

(d) Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority is necessary or required in connection with the execution, delivery or performance by the Issuer of this Agreement or the Notes, except for (i) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (ii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a material adverse effect on the ability of the Ladenburg to consummate the Transactions.

(e) Solvency. At the Closing, after giving effect to the Transactions, Ladenburg, on a consolidated basis with its subsidiaries, would be able to pay its debts as they become due in the usual course of business and Ladenburg’s total assets would be greater than the sum of its total liabilities plus the amounts that would be needed, if Ladenburg were to be dissolved at the time of the repurchase, to satisfy the preferential rights upon distribution of shareholders whose preferential rights are superior to the holders of Ladenburg’s Common Stock, in each case, on the basis of its good faith determination of the fair market value thereof.

(f) No Registration. Assuming the accuracy of the representations and acknowledgements made by the Sellers herein, it is not necessary, in connection with the initial offer, issuance, sale and delivery of the Notes to the Sellers, to register the Notes under the Securities Act of 1933, as amended (the “Securities Act”) or to qualify this Agreement under the U.S. Trust Indenture Act of 1939, as amended.

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6. Ownership Covenant. Frost hereby agrees that at no time shall he, and/or his affiliates, directly or indirectly, beneficially own more than 4.9% of the then outstanding voting securities of Ladenburg (the “Threshold”) or otherwise control Ladenburg. Frost shall advise Ladenburg in writing of any purchase or sale of voting securities of Ladenburg by Frost or any of his affiliates within three business days thereafter. Prior to Ladenburg’s making any purchases of its voting securities that would result in Frost and his affiliates beneficially owning more than the Threshold, Ladenburg shall give the Sellers seven calendar days’ prior notice of such purchase transaction, and Sellers agree that they will either (a) enter into an agreement to sell an amount of Ladenburg voting securities to Ladenburg sufficient by the date of such purchase transaction or (b) otherwise dispose of an amount of Ladenburg voting securities by the date of such purchase transaction, in each case to ensure that their beneficial ownership is below the Threshold. The term “affiliate” as used in this Section 6 shall mean, with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person. The term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of or exercise a controlling influence over the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

7. Notice. Any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the names and addresses set forth below (or at such other addresses as shall be specified by the parties by like notice).

If to Ladenburg, then to:

Ladenburg Thalmann Financial Services Inc.
4400 Biscayne Blvd., 12th Floor
Miami, Florida 33137
Attention: Brian Heller

With a copy to:

Sullivan & Cromwell LLP
1888 Century Park E. #2100
Los Angeles, CA 90067
Attention: Alison S. Ressler

If to the Sellers, then to:

Dr. Phillip Frost
4400 Biscayne Blvd., 15th Floor
Miami, FL 33137

With a copy to:

King & Spalding LLP
1185 Avenue of the Americas
New York, NY 10023
Attention: James Woolery

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8. Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver of the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at Law or in equity.

9. Acknowledgements. The Sellers each acknowledge and agree as follows:

(a) Ladenburg may now possess and may hereafter possess certain information about Ladenburg and its financial condition, results and prospects including, without limitation, historic, projected or pro forma quarterly or annual financial results and other financial information, future financing plans and strategies, future acquisition plans and strategies, pending contracts and any other financial or other information concerning Ladenburg (collectively, “Information”), that may or may not be independently known to the Sellers.

(b) The Sellers have entered into this Agreement and agrees to consummate the Transactions notwithstanding that the Sellers are aware that Information may exist and that such Information may not have been disclosed by Ladenburg to it, and confirms and acknowledges that neither the existence of any Information, nor the substance of it, nor the fact that it may not have been disclosed by Ladenburg to the Sellers, would in any way impact his determination to enter into this Agreement and to consummate the purchase and sale of the Shares pursuant hereto. The Sellers further acknowledge that they have independently determined to enter into the Transactions and that they did not request, receive or rely upon any statement or representation regarding the value of the Shares, the Notes, the Stock Options or any other asset from Ladenburg. The Sellers agree that they shall not sue, commence litigation or make any claim arising out of or related to any omission by Ladenburg to disclose Information to the Sellers.

(c) Each of the Sellers is a (i) an accredited investor as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended and (ii) a sophisticated investor with the knowledge, sophistication and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of entering into this Agreement and contemplating the Transactions. Each of the Sellers has had the opportunity to conduct its own investigation, to the extent the Sellers have deemed it necessary and desirable, and have adequate information concerning the business, financial condition and future prospects of Ladenburg to make an informed decision regarding the Transaction and have independently, in consultation with their counsel and without reliance upon Ladenburg, and based on such information as they have deemed appropriate, including their own current financial condition, in their independent judgment made their own analysis and determined that it is in their own best interest to enter into this Agreement at this time.

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(d) Except as set forth in Section 4 hereof, Ladenburg and its shareholders, officers, directors, employees, agents or affiliates have not made and do not make any representation or warranty, whether express or implied, including without limitation with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of Ladenburg, of any kind or character. Each Seller acknowledges that Ladenburg is relying on the representations, agreements and acknowledgements set forth in Sections 4, 6 and 9 in engaging in the Transactions, and would not engage in the Transactions in the absence of such representations and agreements.

10. Expense Reimbursement and Waiver of Conflicts. In connection with any actual or threatened third-party or derivative claims, actions, suits or demands asserted against Sellers arising out of the Transactions (each, a “Proceeding”), Sellers agree that Ladenburg shall be entitled to assume and direct the defense thereof, provided that the Sellers shall be entitled to cooperate and participate therein with counsel reasonably satisfactory to the Sellers; provided further that in the event Sellers determine in good faith that there is an actual or imminent conflict of interests between the Sellers and Ladenburg or any named defendant director or officer of Ladenburg, counsel for the Sellers shall direct the defense of the Sellers with respect to such Proceeding. Subject to the limitations contained in this paragraph, and subject to any limitations imposed by Florida law, in connection with the foregoing, Ladenburg agrees to reimburse Sellers upon demand for all reasonable and documented out-of-pocket legal fees and related out-of-pocket defense costs incurred by Sellers for the retention of their own counsel (including one primary and one local counsel in each applicable jurisdiction) in connection with preparing to defend or defending any Proceeding; provided that the amount of such reimbursement shall not exceed 50% of the legal fees and defense costs paid to counsel retained to represent Ladenburg and/or its directors or officers in connection with such Proceedings. To facilitate the joint defense contemplated hereby, Sellers agree to waive any and all conflicts of interest that may arise from the joint representation and to execute all documents reasonably requested by counsel to reflect such waivers.

11. Release.

(a) Ladenburg hereby expressly releases each Seller, any of its affiliates, or any Person representing or acting on behalf of any Seller or any of their respective affiliates (collectively, the “Seller Parties”) and their respective officers, employees, agents and controlling persons from any and all liabilities arising from or in connection with the Transactions, and Ladenburg hereby agrees to make no claim (and it hereby waives and releases all claims that it may otherwise have) against the Seller Parties and their respective officers, employees, agents and controlling persons from or in connection with the Transactions, whether arising before, in connection with or after the date of this Agreement. Ladenburg hereby agrees that the release and waiver contained in this paragraph is unconditional and irrevocable.

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(b) Each Seller hereby expressly releases Ladenburg, any of its affiliates, or any Person representing or acting on behalf of Ladenburg or any of its affiliates (collectively, the “Ladenburg Parties”) and their respective officers, employees, agents and controlling persons from any and all liabilities arising from or in connection with the Transactions, and such Seller hereby agrees to make no claim (and it hereby waives and releases all claims that it may otherwise have) against the Ladenburg Parties and their respective officers, employees, agents and controlling persons from or in connection with the Transactions, whether arising before, in connection with or after the date of this Agreement. Each Seller hereby agrees that the release and waiver contained in this paragraph is unconditional and irrevocable.

(c) Notwithstanding any provision of this Agreement, including for the avoidance of doubt the reimbursement provisions of Section 10 hereof, nothing in this Section 11 shall be construed as a waiver of any other right, privilege or entitlement that Frost has in his capacity as a former director of Ladenburg, including without limitation any right that Frost has under any insurance policy of Ladenburg or its affiliates, or Ladenburg’s articles of incorporation and bylaws, or under applicable law or otherwise.

12. Survival. The parties agree that all of the representations and warranties contained in Sections 4, 5 and 9 and the covenants contained in Sections 6, 10 and 11 shall survive the Closing.

13. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement.

14. Binding Effect; Assignment. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. No party hereto may assign this Agreement or any rights hereunder, in whole or in part, except that Ladenburg may assign this Agreement to any of its affiliates.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Florida without giving effect to principles of conflicts of law. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE SALE OF THE SHARES SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE UNITED STATES LOCATED IN MIAMI-DADE COUNTY, FLORIDA. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO IRREVOCABLY AGREES TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH COURTS IN RESPECT OF THIS AGREEMENT OR THE SALE OF THE SHARES. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument (including via facsimile or other electronic transmission).

17. Further Assurances. The parties hereto agree to promptly take such steps as may be necessary to effectuate the purposes and intent of this Agreement.

18. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or of any other agreement between them with respect to the Transactions were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other applicable remedies at law or equity, the parties shall be entitled to an injunction or injunctions, without proof of damages, to prevent breaches of this Agreement or of any other agreement between them with respect to the Transactions and to enforce specifically the terms and provisions of this Agreement.

19. Expenses. Except as otherwise set forth in Section 10, each of Ladenburg and the Sellers shall bear their own expenses in connection with the drafting, negotiation, execution and delivery of this Agreement and the consummation and performance of the Transactions contemplated hereby.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

THE SELLERS:		THE PURCHASER:

/s/ Phillip Frost, M.D.		Ladenburg Thalmann Financial Services Inc.
Phillip Frost, M.D.
		By:	/s/ Richard J. Lampen
		Name:	Richard J. Lampen
		Title:	Chairman, President and Chief Executive Officer

Frost Nevada Investments Trust

By:	/s/ Phillip Frost, M.D.
Name:	Phillip Frost, M.D.
Title:	Trustee

Exhibit A:
Share Ownership and Consideration

Seller	Number of Shares of Common Stock Owned	Number of Shares of Common Stock Exchanged	Cash Consideration	Principal Amount of Notes Consideration
Phillip Frost, M.D.	3,095,000	3,095,000	$2,737,500	$5,000,000
Frost Nevada Investments Trust	54,013,431	47,805,000	$48,162,500	$71,350,000

Exhibit B:

Stock Options

Grant Date	Expiry Date	Exercise Price	Outstanding and Vested
08/27/2009	08/27/2019	$0.7300	20,000.00
01/14/2010	09/20/2019	$0.9000	1,000,000.00
09/24/2010	09/24/2020	$1.1100	20,000.00
03/02/2011	09/20/2019	$1.2800	600,000.00
11/10/2011	11/10/2021	$1.7900	20,000.00
01/31/2012	09/20/2019	$2.8000	750,000.00
09/28/2012	09/28/2022	$1.3200	50,000.00
01/28/2013	09/20/2019	$1.4000	300,000.00
05/09/2013	05/09/2023	$1.4600	50,000.00
01/17/2014	09/20/2019	$3.2500	400,000.00
06/25/2014	06/25/2024	$3.0100	50,000.00
01/20/2015	09/20/2019	$4.2500	150,000.00
05/18/2015	05/18/2025	$3.3800	50,000.00
01/14/2016	09/20/2019	$2.6500	100,000.00
05/18/2016	05/18/2026	$2.4000	50,000.00
			3,610,000.00

Exhibit C:

Form of Note